EXHIBIT 21


SUBSIDIARIES OF MEDICAL INDUSTRIES OF AMERICA, INC.


Heart Labs of America, Inc.
Medical Industries Acquisition Company I, Inc.
Medical Industries Acquisition Company II, Inc.
Medical Industries Acquisition Company IV, Inc.
Medical Industries Acquisition Company V, Inc.
Global Air Rescue, Inc.
Global Air Charter, Inc.
Clearwater Jet Center, Inc.
Ivanhoe Medical Systems, Inc.
Pharmacy Care Specialists, Inc.
Valley Pain Centers, Inc.
Tallahassee Sleep Centers, Inc.
Your Good Health Network, Inc.
Air Response, Inc.


                               Exhibit 21 - Page 1